Exhibit 10.1

TriNet Group, Inc.

Restricted Stock Unit Grant Notice

(2009 Equity Incentive Plan; Performance Award)

TriNet Group, Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award in respect of the target and maximum number of restricted stock units  (“RSUs”) set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth herein, including the Vesting Criteria set forth on Attachment I hereto, and in the Plan and the Restricted Stock Unit Award Agreement, all of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Restricted Stock Unit Award Agreement.  In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Target Award:
Maximum Award:
Performance Period:

Vesting Criteria:	The Award will vest contingent upon attainment of the performance and service conditions specified on the attached Attachment I (the “Vesting Criteria”).

Determination of

Actual Award:

On the date that the Committee certifies that the applicable Threshold Performance Goal has been achieved for a Measurement Period, and provided that the Participant is in Continuous Service through the Determination Date for such Measurement Period, the Company will credit the Participant with the actual number of RSUs that may be earned under the Award for such Measurement Period, which may be equal to all or a portion (including none) of the Maximum Award, as determined by the Committee in accordance with the Vesting Criteria. Vesting of the Actual Award will be governed by the rules contained in the Vesting Criteria.

Issuance Schedule:	The shares will be issued in accordance with the issuance schedule set forth in Section 6 of the Restricted Stock Unit Award Agreement.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant and  (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting the Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement and the Plan (the “Grant Documents”) and agrees to all of the terms and conditions set forth in these documents.  Furthermore, by accepting the Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Notwithstanding the above, if Participant has not actively accepted the Award within 30 days following the date of delivery to Participant, Participant is deemed to have accepted the Award, subject to all of the terms and conditions of the Grant Documents.

Attachments:	Vesting Criteria, Restricted Stock Unit Award Agreement, 2009 Equity Incentive Plan

Attachment I

Vesting Criteria

Subject to the Participant’s Continuous Service through a Determination Date or an Upside Vesting Date, as applicable (each as defined below), the RSUs granted hereunder shall be credited to the Award and shall vest as determined below.

Performance Criteria

RSUs shall be credited under the Award based on the cumulative annual growth rate in the Company’s Net Services Revenues (“Revenue CAGR”) for a given fiscal year as follows:

	Threshold	Target	Maximum
Revenue CAGR	12%	15%	20%
CAGR Multiplier	0%	100%	200%*

* 200% tied to 3-year performance; RSUs earned in the First Measurement Period or Second Measurement Period are capped at 150%.

The CAGR Multiplier is used to determine the actual number of RSUs credited to the Award.  The CAGR Multiplier for any Revenue CAGR which falls between 12% and 15% shall be determined by linear interpolation.  The maximum possible number of RSUs that may be earned under the Award is 200% of the Target Award.

Certain Definitions

•	“Actual Award” means the actual number of RSUs that are credited under the Award, determined in accordance with the rules under the heading “Determination of Actual Award” below.
•

“Determination Date” means the date on which the Committee certifies in writing the CAGR Multiplier and determines the Actual Award for a given Performance Period which, with respect to the First Measurement Period shall in no event be later than March 15, 2016, with respect to the Second Measurement Period shall in no event be later than March 15, 2017, and with respect to the Final Measurement Period shall in no event be later than March 15, 2018.

•	“Final Measurement Period” means the period beginning on January 1, 2015 and ending on December 31, 2017.
•	“First Measurement Period” means the period beginning on January 1, 2015 and ending on December 31, 2015.
•

“Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, that Participant resigns from all positions he then holds with the Company and its affiliates if one of the following events occurs without the Participant’s consent: (1) a material reduction in the Participant’s total annual compensation, except that annual reviews and alterations of variable or target compensation consistent with the formulae applied to executive peers shall not constitute good reason; (2) a material adverse change in the Participant’s authority, responsibilities or duties; or (3) the Company’s requirement that the Participant relocate his primary work location to a location that would increase Executive’s one way commute distance by more than thirty (30) miles. For “Good Reason” to be established, the Participant must provide written notice to the Company’s General Counsel within thirty (30) days immediately following such events, the Company must fail to remedy such event within thirty (30) days after receipt of such notice, and the Participant’s resignation must be effective not later than ninety (90) days, nor sooner than thirty (30) days, after the expiration of such cure period.

•	“Measurement Period” means, as applicable the First Measurement Period, the Second Measurement Period, or the Final Measurement Period.
•	“Performance Period” means January 1, 2015 through December 31, 2017.
•	“Qualified Termination” means an involuntary termination without Cause (as defined in the Plan) or a resignation for Good Reason on or within 12 months after the effective date of a Change in Control.
•	“Second Measurement Period” means the period beginning on January 1, 2015 and ending on December 31, 2016.
•	“Threshold Performance Goal” means 12% of Revenue CAGR for a given Measurement Period.

•	“Upside RSUs” mean any RSUs credited to the Participant on a Determination Date attributable to the positive difference between the actual CAGR Multiplier and 100%.
•

“Upside Vesting Date” means the date or dates on which any Upside RSUs vest, as provided below.  Upside RSUs attributable to the First Measurement Period will vest as to 50% on December 31, 2016, and as to 50% on December 31, 2017. Upside RSUs attributable to the Second Measurement Period will vest as to 100% on December 31, 2017.

Determination of Actual Award

Subject to the Committee’s certification of the Company’s achievement of the Threshold Performance Goal for the First Measurement Period, the Participant will be credited on the applicable Determination Date with a number of RSUs equal to (i) one-third (1/3) of the RSUs subject to the Target Award, multiplied by (ii) the CAGR Multiplier for the First Measurement Period (the “First Tranche RSUs”).  The First Tranche RSUs will vest on the Determination Date, except that if the CAGR Multiplier for the First Measurement Period is greater than 100%, then the portion of the First Tranche RSUs in excess of 100% will be deemed Upside RSUs, which will vest as follows: 50% on December 31, 2016, and 50% on December 31, 2017, subject to Participant’s Continued Service through each such date.

Subject to the Committee’s certification of the Company’s achievement of the Threshold Performance Goal for the Second Measurement Period, the Participant will be credited on the applicable Determination Date with a number of RSUs equal to (i) one-third (1/3) of the RSUs subject to the Target Award, multiplied by (ii) the CAGR Multiplier for the Second Measurement Period (the “Second Tranche RSUs”).  The Second Tranche RSUs will vest on the Determination Date, except that if the CAGR Multiplier for the Second Measurement Period is greater than 100%, then that portion of the Second Tranche RSUs in excess of 100% will be deemed Upside RSUs, 100% which will vest on December 31, 2017, subject to Participant’s Continued Service through such date.

Subject to the Company’s achievement of the Threshold Performance Goal for the Final Measurement Period, the Participant will be credited on the applicable Determination Date with a number of RSUs equal to (i) the product of (A) the number of RSUs subject to the Target Award, multiplied by (B) the CAGR Multiplier for the Final Measurement Period, minus (ii) the sum of First Tranche RSUs plus the Second Tranche RSUs (the “Third Tranche RSUs”).

Example 1 (maximum achievement):  Assume that (i) Participant is granted a Target Award of 30,000 RSUs, and (ii) the Revenue CAGR for each of the First Measurement Period, Second Measurement Period and Final Measurement Period is 20%.  Subject to Participant’s Continuous Service through each applicable Determination Date and each Upside Vesting Date, Participant would be credited with RSUs as follows (collectively, the “Actual Award”):

•

First Measurement Period: 15,000 RSUs (30,000 x 1/3 x 150%).  10,000 RSUs vest and settle as of the Determination Date, and 5,000 are Upside RSUs that vest as follows: 2,500 on December 31, 2016 and 2,500 on December 31, 2017.

•	Second Measurement Period: 15,000 RSUs (30,000 x 1/3 x 150%). 10,000 RSUs vest and settle as of the Determination Date; 5,000 are Upside RSUs, and vest on December 31, 2017.
•	Final Measurement Period: 30,000 RSUs vest and settle on the Determination Date. ((30,000 x 200% = 60,000) – (15,000 + 15,000 = 30,000).

Treatment on Change in Control

The provisions of this Attachment I related to treatment on a Change in Control shall supersede any vesting acceleration provisions in any offer letter, employment agreement, change in control agreement or other agreement between the Participant and the Company.

In the event of a Change in Control that is also a Corporate Transaction (each as defined in the Plan) prior to the end of a Measurement Period, such Measurement Period will end on the closing of the Change in Control.  No later than five (5) business days prior to the closing of the Change in Control (such date, the Determination Date for the short Measurement Period), the Committee shall certify the Revenue CAGR as of the short Measurement Period based on accounting accruals, and Participant shall vest in a number of RSUs calculated per the rules above and prorated based on the number of days that have elapsed in the Measurement Period.

The remaining number of RSUs under the Target Award (the “Remainder RSUs”) shall vest in equal quarterly installments over the duration of the Performance Period subject only to the Participant’s Continuous Service with the Company or the acquiror or successor company.  In addition, in the event the Participant’s Continuous Service is terminated due to a Qualified Termination, any Remainder RSUs shall accelerate in full as of the termination date.

Example 2: Assume (a) a Target Award of 30,000 RSUs, (b) 5,000 RSU have previously vested and settled under the Award in connection with the First Measurement Period (and no Upside RSUs), (c) the closing of a Change in Control occurs on June 30, 2016, and (d) the Committee has determined that the Revenue CAGR as of the short Second Measurement Period is 15%. The number of RSUs that vest and settle in connection with the closing of the Change in Control is 10,000 (30,000 x 100% x 50%) – 5,000, and 15,000 RSUs become Remainder RSUs and may vest over the remainder of the Performance Period subject to the Participant’s Continuous Service following the Closing or vesting in full upon a Qualified Termination prior to the end of the Performance Period.

Attachment II

TriNet Group, Inc.

Restricted Stock Unit Award Agreement

(2009 Equity Incentive Plan)

Attachment III

2009 Equity Incentive Plan